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                                                                   EXHIBIT 3.1.4

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                           TRANSCEND SERVICES, INC.

     TRANSCEND SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL") does hereby certify:

     FIRST: That the Board of Directors of this Corporation, by the unanimous written consent of its members in accordance with the provisions of Section 141(f) of the DGCL, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed Certificate of Amendment of the Certificate of Incorporation of this Corporation, declaring said amendment to be advisable and submitting said amendment to the stockholders of this Corporation for consideration thereof. The resolution setting forth the amendment is as follows:

           RESOLVED, that the Certificate of Incorporation of the Corporation, as amended, be further amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                                     "IV.

           The total number of shares of common stock which the Corporation shall have authority to issue is Six Million (6,000,000), and the par value of such shares is Five Cents ($.05).

           Effective with the filing of this Certificate of Amendment, each one share of the Corporation's Common Stock issued and outstanding on the Effective Date of this Certificate of Amendment shall be automatically changed without further action into one-fifth (1/5) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall pay to each stockholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the closing bid price per share of the Common Stock on the trading day preceding the Effective Date of this Certificate of Amendment as quoted by the Nasdaq SmallCap Market, or such other market upon which the shares of the Corporation's Common Stock are then trading.

           The total number of shares of preferred stock which the Corporation shall have the authority to issue is Twenty-One Million (21,000,000), and the par value of such shares is One Cent ($.01) per share. Such shares of such preferred stock may be issued by from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the preferred stock and the rights, powers, preferences, and the relative
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     participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware."

     SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL was voted in favor of such amendment.

     THIRD: That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     FOURTH: This Certificate of Amendment shall become effective upon the time of its filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 12th day of January, 2000.

                                  TRANSCEND SERVICES, INC.


                                  By: /s/ Larry G. Gerdes
                                      ----------------------------------------
                                      Larry G. Gerdes,
                                      President and Chief Executive Officer
ATTEST:

By: /s/ Doug Shamon
--------------------------------
Name: Doug Shamon
Title: Executive Vice President,
Chief Financial Officer